DATED: 28 MARCH 2008
Hong Kong/-1/OPEN/-1/PYYL: L_LIVE_APAC1:501246v8

Share Purchase Agreement

between

Mr Lin Shuipan and Richwise International Investment Group Limited
as Selling Shareholders

Dr Shi Jinlei
as Indemnifier

Elevatech Limited
as Investor

and

Xdlong International Company Limited
as Company

relating to

the sale and purchase of shares in the issued share capital of Xdlong International Company Limited

CONTENTS

1.	Interpretation	1

2.	Sale of Shares	6

3.	Consideration	7

4.	Conditions	7

5.	Provisions in relation to the Listing Process	9

6.	Completion	12

7.	Warranties	14

8.	Indemnification	16

9.	Selling Shareholders’ Protection	18

10.	Covenants to the Investor	18

11.	Confidentiality	18

12.	Announcements	19

13.	Provisions relating to this Agreement	20

14.	Waiver	22

15.	Law and Jurisdiction	23

SCHEDULE 1 :	THE SELLING SHAREHOLDERS

SCHEDULE 2 :	THE COMPANY

SCHEDULE 3 :	THE SUBSIDIARIES

SCHEDULE 4 :	WARRANTIES

SCHEDULE 5 :	ADJUSTMENT OF CONSIDERATION

SCHEDULE 6 :	PRINCIPAL TERMS OF THE PREFERENCE SHARES

SCHEDULE 7 :	PARTICULARS OF PREMISES

SCHEDULE 8 :	SELLING SHAREHOLDERS PROTECTION

SCHEDULE 9 :	SHAREHOLDERS’ AGREEMENT

i

THIS AGREEMENT is dated 28 March 2008 and made

BETWEEN:

(1)	MR LIN SHUIPAN, (“Founder Shareholder”) holder of PRC passport number G14386872 of No. 103, Qiancanggong Road, Huatingkou Village, Chendai Town, Jinjiang City, Fujian Province, PRC;
(2)
RICHWISE INTERNATIONAL INVESTMENT GROUP LIMITED, (“Richwise”) a company incorporated in the British Virgin Islands having its registered office at Sea Meadow House, Blackburne Highway, Road Town, Tortola, British Virgin Islands;

(3)	DR SHI JINLEI (“Indemnifier”), holder of Hong Kong identity card number R314914(4), whose address is at 2/F, Eton Tower, 8 Hysan Avenue, Causeway Bay, Hong Kong;
(4)	ELEVATECH LIMITED, (“Investor”), a company incorporated in Hong Kong and having its registered office at 68th Floor, Cheung Kong Center, 2 Queen’s Road, Central, Hong Kong; and
(5)
XDLONG INTERNATIONAL COMPANY LIMITED, (“Company”), registered in the Cayman Islands having company number CT-207339 and having its registered office at Cricket Square, Hutchins Drive, P.O. Box 2681, Grand Cayman KY1-1111, Cayman Islands.

BACKGROUND:

(1)	The Selling Shareholders wish to sell and the Investor wishes to acquire the Sale Shares.

(2)	The Indemnifier has agreed to indemnify the Investor in the event of any breach of the Richwise Warranties and any breach by Richwise of its other obligations under this Agreement.

(3)
Concurrently with the signing of this Agreement, the Investor, the Company and the Founder Shareholder will enter into the Subscription Agreement for the subscription by the Investor of such number of Preferred Shares as shall represent 2.5% of the issued share capital of the Company as enlarged as a result of the completion of the Subscription.

THE PARTIES AGREE AS FOLLOWS:

1.	Interpretation

1.1	Definitions

In this Agreement (including the Recitals) except where the context admits otherwise:

“Adjustment Event” means the adjustments events set out in paragraphs 2.1, 3.1, 4.1 and 11 of schedule 5 of this Agreement.

“Affiliate” means, in relation to a body corporate, any subsidiary undertaking or parent undertaking of such body corporate, and any subsidiary undertaking of any such parent undertaking for the time being.

“Audited Accounts” means the audited consolidated balance sheet, audited cash flow statement and the audited consolidated profit and loss account of the Company and the Subsidiaries in respect of each of the three financial years ended on 31 December 2005, 31 December 2006 and 31 December 2007 reported on by Ernst & Young and prepared in accordance with the principles of merger accounting and HKFRS, including, in each case, the notes thereto.

“Authority” means any competent governmental, administrative, supervisory, regulatory, judicial, determinative, disciplinary, enforcement or tax raising body, authority, agency, board, department court or tribunal of any jurisdiction and whether supranational, national, regional or local.

“Balance Sheet Date” means 31 December 2005 for the financial year of 2005, 31 December 2006 for the financial year of 2006 and 31 December 2007 for the financial year of 2007.

“Business Day” means a day (other than a Saturday or Sunday) on which banks are open for ordinary banking business in Hong Kong, the United States, the PRC, the Cayman Islands.

“BVI” means the British Virgin Islands.

“BVI Subscription Agreement” means the agreement between Richwise, Founder Shareholder, Chen Xiayu, XDLong Hong Kong and the PRC Subsidiaries dated 18 April 2007 concerning the subscription of shares by Richwise and the Founder Shareholder in XDLong Investment.

“Company Disclosure Letter” means the letter dated the date of this Agreement written and delivered by or on behalf of the Company and the Founder Shareholder and addressed to the Investor on or before the execution of this Agreement.

“Completion” means completion of the sale and purchase of the Sale Shares in accordance with clause 6.

“Completion Articles” means the new articles of association of the Company to be adopted by the Company in accordance with the Conditions, reflecting the relevant terms as set out under this Agreement, the Subscription Agreement and the Shareholders’ Agreement in a form to be agreed between the Parties prior to Completion.

“Completion Date” means the day upon which Completion takes place.

“Completion Deliverables” means the documents to be delivered upon Completion as set out in paragraph 2.2 in Part A of schedule 4.

“Conditions” means the conditions set out in clause 4.1.

“Consent” means any approval, consent, ratification, waiver or other authorisation;

“Consideration” means the consideration to be paid for the Sale Shares in accordance with clause 3.1.

“Directors” means the directors of the Company or any of the Subsidiaries.

“Encumbrance” means any, actual or contingent, (i) mortgage, charge (floating and fixed), pledge, lien, assignment, hypothecation, deed of trust, security interest (including any created by law), or other security agreement or arrangement that securing or conferring any priority of payment in respect of any obligation of any person, (ii) any lease, sub-lease, occupancy agreement, easement or covenant granting a right of use or occupancy to any person and (iii) any proxy, power of attorney, voting trust agreement, interest, option, right of first offer, negotiation or refusal or transfer restriction in favour of any person; but does not include any retention of title provision.

“Estimated Profit” means the forecast net profit attributable to the equity holders of the Company for the year ending 31 December 2008 under HKFRS, excluding all non-recurring, exceptional and extraordinary items and denominated in RMB, to be set out in the Profit Forecast Memo.

“Founder Shareholder” means Mr Lin Shuipan.

“Group” means the Company and each of its Subsidiaries.

“HKFRS” means Hong Kong Financial Reporting Standards as in effect from time to time, consistently applied during the periods involved.

“Hong Kong” means Hong Kong Special Administrative Region of the People’s Republic of China.

“Hong Kong Stock Exchange” means The Stock Exchange of Hong Kong Limited.

“Initial Valuation” means the amount in HK Dollars resulting from the following formula: 12.1 multiplied by Estimated Profit, where the HK Dollar amount shall be calculated on the basis of RMB1:HK$1.0966.

“IPO” means an initial public offering and listing of Ordinary Shares of the Company on a Stock Exchange including a Qualified IPO.

“IRR” means internal rate of return.

“Laws” means any treaty, statute, directive, regulation, decision, order, instrument, by-law, or any other law of, or having effect in, any jurisdiction.

“Listing Process” shall mean the process of undertaking an application to a Stock Exchange for the listing of and permission to deal in the Shares on that Stock Exchange.

“Material Adverse Effect” means, with respect to any person, any change, event or effect that is materially adverse to the general affairs, business, management, operations, assets, liabilities, cash flows, condition (financial or otherwise) or results of operations or the ability to conduct the business (as currently conducted or contemplated to be conducted) by such person.

“Ordinary Shares” means the ordinary shares of HK$0.10 each in the share capital of the Company.

“Party” means a party to this Agreement, and the meaning of “Parties” shall be construed accordingly.

“Preferred Shares” means the convertible redeemable preference shares of HK$0.10 each in the share capital of the Company, the principal terms of which are set out in schedule 6 of this Agreement and to be set out in the Completion Articles.

“PRC” means the People’s Republic of China, excluding for purposes of this Agreement, Hong Kong, Macau Special Administrative Region of the People’s Republic of China and Taiwan.

“PRC Subsidiary” means each of Xidelong (China) Limited and Fujian Xidelong Sports Goods Limited , both incorporated under the laws of the PRC and collectively the “PRC Subsidiaries”.

“Premises” means the land and premises the particulars of which are set out in schedule 7.

“Profit Forecast Memo” means the memorandum setting out the Estimated Profit to be prepared by the Company pursuant to the requirements of the Rules Governing the Listing of Securities on The Stock Exchange of Hong Kong Limited and which will be reviewed for submission to the Hong Kong Stock Exchange by Ernst & Young.

“Pro-rata Basis” means the proportion that the number of Sale Shares to be sold to the Investor by each of the Selling Shareholders bears to the total number of Sale Shares, which shall be 2/5.5 for the Founder Shareholder and 3.5/5.5 for Richwise.

“Qualified IPO” means an IPO satisfying the following conditions: (i) it has been approved by the Investor in accordance with clause 5.7 (for the avoidance of doubt this condition shall only apply where the approval rights in clause 5.7 are applicable), (ii) the offering places a market capitalisation on the Company of at least US$650 million calculated on the basis of the offering price or the Investor has otherwise been deemed to be satisfied with this condition pursuant to clause 5.5(E), and (iii) upon the consummation of the IPO at least 25% of the outstanding Ordinary Shares held by persons other than Affiliates of the Company, may be traded without restriction (other than customary restrictions contained in lock-up agreements with the managing underwriter).

“Richwise” means Richwise International Investment Group Limited.

“Richwise Completion Deliverables” means the deliverables as defined in paragraph 2.3 of Part B of schedule 4.

“Richwise Disclosure Letter” means the letter dated the date of this Agreement written and delivered by or on behalf of Richwise and the Indemnifier and addressed to the Investor on or before the execution of this Agreement.

“Richwise Warranties” means the warranties set out in Part B of schedule 4.

“RMB” means Renminbi, the lawful currency of the People’s Republic of China.

“Sale Shares” means the Shares, which shall be reclassified as Preference Shares, to be bought and sold pursuant to clause 2.1 and which will constitute 5.5 per cent. of the issued share capital of the Company, as enlarged by the Subscription.

“Selling Shareholders” means Richwise and Founder Shareholder.

“Shares” means the Ordinary Shares and the Preferred Shares in issue.

“Shareholder” means holders of Shares.

“Shareholders’ Agreement” means the agreement to be entered into between the Company, the Selling Shareholders, Tiancheng International Investment Group Limited, HK Haima Group Limited, Eagle Rise Investments Limited and the Investor, the form of which is attached as schedule 9.

“Stock Exchange” means any reputable international stock exchange to which the Company submits its listing application, including but not limited to, the Hong Kong Stock Exchange.

“Subscription” means the subscription of 2,500 Preferred Shares by the Investor from the Company, representing 2.5 per cent. of the issued share capital as enlarged by the allotment and issue of the subscription Shares pursuant to the Subscription Agreement.

“Subscription Agreement” means the agreement to be entered into between the Investor, the Company and the Founder Shareholder in relation to the Subscription on the date of this Agreement.

“Tax” means any liability of any member of or all of the Group to any form of taxation (including those of a provisional nature) whenever created or imposed and whether created or imposed in the British Virgin Islands, the Cayman Islands, Hong Kong, the PRC or of any other part of the world and without prejudice to the generality of the foregoing includes profits tax, provisional profits tax, interest tax, income tax, enterprise income tax, local income tax, business tax, value added tax, salaries tax, property tax, estate duty, death duty, capital duty, stamp duty, payroll tax, withholding tax, rates, customs and exercise duties and generally any tax, duty, impost, levy or rate or any amount payable to the revenue, customs, fiscal or other authorities whether of British Virgin Islands, the Cayman Islands, Hong Kong, the PRC or of any other part of the world and all interest, penalties, claim, damages, fines, costs, charges, public censure imposed by any authority and expenses incidental or relating to such Tax.

“Subsidiaries” means the companies, details of which are set out in schedule 3, and “Subsidiary” means any of the Subsidiaries.

“Warranties” means the warranties set out in Part A of schedule 4 and all other warranties, covenants and indemnities on the part of the Company and the Founder Shareholder contained in this Agreement or which are or may be implied by law.

“XDLong Hong Kong” means Hei Dai Lung Group Company Limited , a company incorporated in Hong Kong, further details of which are set out in Part 2 of schedule 3.

“XDLong Investment” means XDLong Investment Holding Limited, a company incorporated in the British Virgin Islands, further details of which are set out in Part 1 of schedule 3

1.2	Construction of certain references

In this Agreement, where the context admits:

(A)
where any statement is qualified by the expression “so far as the relevant Party is aware” or “to the best of the relevant Party’s knowledge and belief” or any similar expression in relation to any Party, that statement shall be deemed to be made after such Party has made reasonable inquiries;

(B)
references to clauses and schedules are references to clauses of and schedules to this Agreement, references to paragraphs are, unless otherwise stated, references to paragraphs of the schedule in which the reference appears, and references to this Agreement include the schedules;

(C)	references to the singular shall include the plural and vice versa and references to the masculine, the feminine and the neuter shall include all such genders;

(D)
“person” includes any individual, partnership, body corporate, corporation sole or aggregate, state or agency of a state, and any unincorporated association or organisation, in each case whether or not having separate legal personality;

(E)	“company” includes any body corporate;

(F)	references to the Selling Shareholders include a reference to each of them; and

(G)
references to, or to any provision of, any Laws shall be construed also as references to all other Laws made under the Law referred to, and to all such Laws as for the time being amended, re-enacted (with or without amendment), consolidated or replaced or as their application is modified by other Laws from time to time.

1.3	Several liabilities

(A)
All warranties, representations, indemnities, covenants, agreements and obligations given or entered into by the Company and the Founder Shareholder in this Agreement are given or entered into by them jointly and severally.

(B)
All warranties, representations, indemnities, covenants, agreements and obligations given or entered into by Richwise and the Indemnifier in this Agreement are given or entered into by them jointly and severally.

1.4	Headings

The headings and sub-headings are inserted for convenience only and shall not affect the construction of this Agreement.

1.5	Schedules

Each of the schedules shall have effect as if set out herein.

2.	Sale of Shares

2.1	Sale and purchase

Subject to the terms of this Agreement, each of the Selling Shareholders shall sell free from all Encumbrances and together with all rights now or thereafter attaching thereto, the number of Sale Shares set opposite his name in the second column of schedule 1, and the Investor shall purchase all such Sale Shares. The Sale Shares will comprise 5.5 per cent. of the issued share capital of the Company, as enlarged following the Subscription.

2.2	No sale of part only

Neither the Selling Shareholders nor the Investor shall be obliged to complete the sale and purchase of any of the Sale Shares unless the sale and purchase of all the Sale Shares is completed simultaneously.

2.3	Waiver of pre-emption rights

Each of the Selling Shareholders hereby waives, and agrees to procure that all other Shareholders shall waive, any pre-emption rights he may have relating to the Sale Shares whether conferred by the Company’s Articles of Association or otherwise.

3.	Consideration

3.1	Amount

(A)	The total Consideration for the Sale Shares shall be the sum which is 5.5 per cent. of the Initial Valuation, but subject to adjustment pursuant to the Adjustment Events referred to in schedule 5.

(B)	The Consideration shall be apportioned between the Selling Shareholders in the proportions set out in the third column of schedule 1.

4.	Conditions

4.1	Conditions

Completion is conditional upon:

(A)
resolutions of the Company being duly passed by the Company in general meeting or by written resolution and being implemented in accordance with their respective terms and all corporate and governmental approvals having been obtained and remaining in full force for:

(1)	approving the terms of the transactions contemplated under and contained in this Agreement;

(2)	creating the Preferred Shares by reclassifiying 2,000 Ordinary Shares held by the Founder Shareholder and 3,500 Ordinary Shares held by Richwise as Preferred Shares; and

(3)	adopting the Completion Articles as the articles of association of the Company;

(B)	the reorganisation of the Group having been completed by:

(1)
the Company entering into a sale and purchase agreement with the existing shareholders of XDLong Investment for the purchase of the entire issued share capital of XDLong Investment by the Company and the Company having become the sole legal and beneficial owner of the entire issued share capital of XDLong Investment;

(2)
in consideration for the sale of the respective shareholdings in XDLong Investment to the Company by existing shareholders of XDLong Investment, the Company will have issued to the following persons the number of Ordinary Shares set opposite their names prior to or upon Completion:

Names	No. of Shares	Percentage of Shares in the Company

The Founder Shareholder	63,374 and credit 1 subscriber share as fully paid	65%

Richwise	14,625	15%

Tiancheng International Investment Group Limited	9,750	10%

HK Haima Group Limited	4,875	5%

Eagle Rise Investment Limited	4,875	5%

(3)
immediately prior to Completion, the Company having reclassified 2,000 Ordinary Shares held by the Founder Shareholder and 3,500 Ordinary Shares held by Richwise as Preferred Shares in accordance with clause 4.1(A)(2); and

(4)	receiving all corporate and governmental approvals for the implementation and effectiveness of the reorganisation referred to in this clause 4.1 (B);

(C)
the completion of all necessary and required registrations with the State Administration for Foreign Exchange in the PRC as required under the applicable laws and regulations of the PRC, whether in respect of any member of the Group or any shareholder of XDLong Investment and of the Company or otherwise;

(D)
receipt by the Investor of an advanced draft of the Audited Accounts, together with a written confirmation from Ernst & Young that the Audited Accounts will not contain any material changes other than those matters or events specifically referred to in the written confirmation and (i) any item of such matters or events shall not have an adverse effect of more than 5% on the net profit in any of the profit and loss accounts for the financial years ended 31 December 2005, 31 December 2006 and 31 December 2007 (“Profit and Loss Accounts”) or 5% on the net assets in the balance sheet for the financial year ended on 31 December 2007 (“Balance Sheet”); and (ii) all such matters or events shall not have an aggregate adverse effect of more than 10% on the net profit in any of the Profit and Loss Accounts or 5% on the net assets in the Balance Sheet;

(E)	receipt by the Investor not later than 5 days prior to the Completion Date of an advanced draft of the Profit Forecast Memo;

(F)	receipt by the Investor of a business plan for the Group for the financial years 2008 to 2010;

(G)	if required pursuant to the terms of the BVI Subscription Agreement, fulfilment of the obligations owed by Richwise pursuant to clause 4 of the BVI Subscription Agreement;

(H)	legal opinions addressed to the Investor being issued by PRC, BVI and Cayman Island legal counsels to the Company in a form to be agreed by the Parties;

(I)	executive employment contracts with non-compete undertakings being entered into by Lin Shuipan, Ding Dongdong, Sun Jun, Cai Wanjiang, Liu Ming, Fan Qi and Tai Yau Ting with the Company;

(J)	the completion of the Subscription pursuant to the Subscription Agreement;

(K)	the execution of the Shareholders’ Agreement by all the parties to that agreement;

(L)	the Completion Articles becoming effective under the laws of the Cayman Islands;

(M)	there has been no change having, or that would or is likely to have, a Material Adverse Effect;

(N)	all Warranties and Richwise Warranties being true, accurate and complete in all material respects as of the date of Completion;

(O)	the articles of association of each PRC Subsidiary having been amended and taken effect such that they are in full compliance with all applicable laws and regulations in the PRC; and

(P)
a certificate having been issued by the competent PRC authority with respect to each PRC Subsidiary that such PRC Subsidiary has made contributions to the social security fund accounts of all its current and past employees in full (including any penalties, interest, fees and other similar levies) and in a timely manner as required by applicable PRC laws and regulations for the period starting from its establishment and ending on the Completion Date, and in the event that all the Conditions shall not have been satisfied or waived in accordance with clause 4.3 on or before the earlier of (i) 30 July 2008 and (ii) the date on which the submission of formal application for listing (Form C1) is made to the Hong Kong Stock Exchange, or such later date the Parties may agree, this Agreement shall lapse and no Party shall make any claim against any other in respect hereof, save for any antecedent breach.

4.2	Disclosure of difficulties in satisfying Conditions

Should the Selling Shareholders become aware of anything which will or may prevent any of the Conditions from being satisfied they shall forthwith disclose such matters to the other Parties.

4.3	Waiver

The Investor may waive in writing all of the Conditions, in whole or in part.

5.	Provisions in relation to the Listing Process

5.1	Co-operation

Without prejudice to the rights and obligations of the relevant Parties under clause 11 and clause 12, the Investor and the Selling Shareholders severally agree to co-operate in any dealings with or submission to any Authority pursuant to the Listing Process such that:

(A)
all requests and enquiries from any such Authority shall be dealt with promptly by the parties in consultation with each other and in any event in accordance with any relevant time limit, with each Party promptly providing all information and assistance reasonably required by any such Authority upon being requested to do so by such Authority or by any other Party;

(B)
each Party shall provide copies of any proposed communication with any such Authority to the other parties, together with any supporting documentation or information reasonably requested by any other Party, and shall take due consideration of any comments that any other Party may have in relation to any such proposed communication prior to making it, provided that no Party shall be required to disclose any confidential information or business secrets which have not previously been disclosed to such other Party; and

(C)
each Party shall promptly provide each other Party with copies of written communications and reports of all other communications with any such Authority subject to the deletion of confidential information or business secrets which have not previously been disclosed to each other Party.

5.2	Listing Process

In the event that the Stock Exchange indicates in writing to the Company that for the purpose of considering and approving the IPO, the Parties to this Agreement should consider amending or deleting any provision of this Agreement, the Company shall immediately inform the Parties of such written indication and, after the Company has used its best endeavours in negotiating and in assisting the Parties to undertake negotiations with the Stock Exchange in relation to such amendments, the Parties shall act in good faith and use their reasonable commercial endeavours to consult and to resolve such request of the Stock Exchange in a manner that does not cause delay to the Listing Process.

5.3	Amendments conditional

Any amendments to the rights of the Investor pursuant to clause 5.2 shall be conditional upon completion of the IPO, which shall be deemed to take place upon the commencement of trading of the Shares on the relevant Stock Exchange. If completion of a proposed IPO does not occur within 6 months of the Investor agreeing to any amendments to this Agreement in accordance with clause 5.2, such amendments shall be void.

5.4	Investor’s Put Option

(A)
Subject to clause 5.2, if the Stock Exchange requests any material amendments to any of the rights of the Investor in relation to an Adjustment Event, the Warranties or the Richwise Warranties or other Investor’s rights as set out under this clause 5.4, in schedule 5 and schedule 6 of this Agreement and clause 6 (Pre-emptions on issues of New Securities), clause 7 (Pre-emptions on transfers of Shares), clause 8 (Tag-along), clause 9 (Top-up acquisitions, Sale on IPO) and clause 11 (registration rights) of the Shareholders’ Agreement, the Investor shall be entitled to require each of the Selling Shareholders to purchase, on a Pro-rata Basis and on a several basis, all or part of the Sale Shares at a price per Share equal to the sum of the Initial Valuation per share plus a return that yields 12% IRR.

(B)
The entitlement in clause 5.4(A) is exercisable by the Investor giving a written notice to a Selling Shareholder at any time in the period commencing on the day on which the Stock Exchange requests in writing any amendments to this Agreement which falls under the scope of clause 5.4(A) and ending on the 5th Business Day after such day. Completion of the transfer of Sale Shares pursuant to this clause 5.4 shall occur on the third Business Day after such notice is given.

5.5	IPO other than a Qualified IPO

(A)
Section (ii) of the definition of “Qualified IPO” in clause 1.1 contains a qualification that a Qualified IPO can only be achieved by the Company if at the time of listing the Company achieves a market capitalization of US$650 million. This clause 5.5 sets out circumstances in which a Qualified IPO can be achieved by the Company with a market capitalization below US$650 million.

(B)
The Selling Shareholders can jointly serve on the Investor a notice setting out the pricing of the offer shares for the proposed IPO and the possible non-occurrence of a Qualified IPO (the “Pricing Notice”) if:

(1)	a listing is granted by a Stock Exchange; and

(2)	in the final determination of the offer price, the Selling Shareholders become aware that a market capitalization of US$650 million may not be achieved.

(C)
After the Investor has been served with the Pricing Notice, the Investor shall be entitled to require each of the Selling Shareholders to purchase, on a Pro-rata Basis and on a several basis, all (but not part only) of the Sale Shares at a price per Share equal to the sum of the Initial Valuation per share plus a return that yields 12% IRR.

(D)
The entitlement in clause 5.5(C) is exercisable by the Investor giving a written notice to a Selling Shareholder no later than 48 hours from the time that the Pricing Notice is given (or is deemed to be given pursuant to clause 13.10(A)). Completion of the transfer of Sale Shares pursuant to this clause 5.5 shall occur on the third Business Day after such notice is given by the Investor.

(E)
If the Investor does not exercise its entitlement to require the Selling Shareholders to purchase the Sale Shares within the period specified in clause 5.5(D), the Investor is deemed to have satisfied itself with the market capitalization qualification in section (ii) of the definition of “Qualified IPO” in clause 1.1 notwithstanding a market capitalization of US$650 million may not be achieved, and the market capitalization qualification in the definition of “Qualified IPO” will be deemed to be satisfied.

(F)
For the avoidance of doubt, notwithstanding the waiver by the Investor of the market capitalization qualification in this clause 5.5, the other Investor’s rights in this Agreement will not be waived as a consequence of such waiver.

5.6	Selling Shareholders’ Call Option

(A)	If:

(1)	the Stock Exchange requests any material amendments to any of the rights of the Investor referred to in clause 5.4;

(2)	the Investor refuses to accept such amendments;

(3)	the Stock Exchange would not approve the proposed IPO without such amendments being made; and

(4)
the Investor indicates it will not to exercise the put option set out in clause 5.4 or upon expiry of the period referred to in clause 5.4(B), during which the Investor may exercise its rights under clause 5.4(A), each of the Selling Shareholders shall be entitled to require the Investor to sell all (but not part only) of the Sale Shares to each of them on a Pro-rata Basis at a price per Share equal to the sum of the Initial Valuation per share plus a return that yields 12% IRR.

(B)	The entitlement in clause 5.6(A) is exercisable by a Selling Shareholder giving a written notice to the Investor at any time after the earlier of:

(1)	the Investor indicating it will not exercise the put option set out in clause 5.4; and

(2)	the Business Day immediately following the expiry of the period referred to in clause 5.4(B) during which the Investor may exercise its rights under clause 5.4(A).

Completion of the transfer of Sale Shares pursuant to this clause 5.6 shall occur on the third Business Day after such notice is given.

5.7	Approval of Qualified IPO

(A)	The venue of any IPO (including a Qualified IPO) other than the Main Board of the Hong Kong Stock Exchange shall be subject to the Investor’s prior written consent.

(B)
The offering size of any IPO (including a Qualified IPO) shall be subject to Investor’s prior written consent if the number of newly issued Shares available for subscription (including new Shares to be issued pursuant to the exercise of the over-allotment option) would represent more than 25 per cent. of the total number of Shares in issue following the completion of the IPO on a Fully Diluted basis.

6.	Completion

6.1	Date and place of Completion

Completion shall take place at the offices of Simmons & Simmons in Hong Kong on the 4th Business Day after both this Agreement and the Subscription Agreement cease to be subject to any Conditions (as defined in the relevant agreement), other than those Conditions which will be satisfied on Completion, or any other place or time as agreed between the parties.

6.2	Selling Shareholders’ obligations

On Completion the Selling Shareholders shall, subject to the due performance by the Investor of its obligations under clause 6.3:

(A)	deliver to the Investor:

(1)
copy of the resolutions of the Company duly passed by the Company in general meeting or by written resolution approving the terms of the transactions contemplated and contained with this Agreement, the creation of the Preferred Shares and the adoption of the Completion Articles as the articles of association of the Company referred to in clause 4.1(A);

(2)	copy of the register of members of XDLong Investment as evidence for the completion of the reorganisation of the Group referred to in clause 4.1(B);

(3)
copies of documents showing all necessary and required registrations with the State Administration for Foreign Exchange in the PRC as required under the applicable laws and regulations of the PRC in respect of the relevant member(s) of the Group or the relevant shareholder(s) of the Company referred to in clause 4.1(C);

(4)	original legal opinions addressed to the Investor issued by counsels to the Company in respect of the laws of the PRC, British Virgin Islands and Cayman Islands referred to in clause 4.1(H);

(5)	instruments of transfer of the Sale Shares duly executed by the registered holders thereof in favour of the Investor together with the relative original share certificates; and

(6)	such waivers or consents as the Investor may require to enable the Investor to be registered as holder of the Sale Shares;

(B)	procure the delivery of executive employment contracts with non-compete undertakings being entered into with the Company referred to in clause 4.1(I), each executed by the employee named therein;

(C)	procure the delivery of the Shareholders’ Agreement referred to in clause 4.1(K) duly executed by all the parties thereto;

(D)	procure board meetings of the Company to be duly held at which there shall be:

(1)	passed a resolution to approve the transfers of the Sale Shares and to register, in the register of members, the Investor as the holder of the Shares concerned; and

(2)	appointed as a Director such person as the Investor may nominate, such appointment to take effect immediately on Completion, if required by the Investor;

(E)
procure the delivery of a copy of updated register of members of the Company showing the Investor’s name recorded as a shareholder of the Company as the sole legal and beneficial owner of the Sale Shares and the Subscription Shares certified by a director or authorised officer of the Company;

(F)	procure the delivery of the original share certificate(s) to be issued to the Investors in relation to the Sale Shares;

(G)	procure the delivery of a copy of updated register of directors of the Company;

(H)	procure the delivery of evidence that the articles of association of the PRC Subsidiaries have been amended as referred to under clause 4.1(P); and

(I)	procure the delivery of the official certificates with respect to social security contributions by the PRC Subsidiaries as referred to under clause 4.1(Q).

6.3	Investor’s obligations

On Completion the Investor shall pay the Consideration for the Sale Shares as provided by clause 3 (before any adjustment as is mentioned in clause 3) by telegraphic transfer to such bank accounts as shall be notified by each of the Selling Shareholders to the Investor in writing on the letterhead of the relevant Selling Shareholder and duly signed by such Selling Shareholder and in the case that the Selling Shareholder is a company, signed by an authorised representative of the Selling Shareholder, at least 3 Business Days prior to Completion.

7.	Warranties

7.1	General

(A)	The Founder Shareholder and the Company hereby jointly and severally represent and warrant to the Investor in the terms of the Warranties.

(B)	Richwise and the Indemnifier jointly and severally represent and warrant to the Investor in terms of the Richwise Warranties only.

(C)	The Warranties and the Richwise Warranties are given subject to the provisions of this Agreement and in particular the exclusions and limitations in schedule 8.

7.2	Disclosure

(A)
The Warranties are given subject to facts and matters fairly and specifically disclosed in or by this Agreement and the Company Disclosure Letter, and the Investor shall accordingly have no claim in respect of any of the Warranties in relation to any fact or matter so disclosed.

(B)
The Richwise Warranties are given subject to facts and matters fairly and specifically disclosed in or by this Agreement and the Richwise Disclosure Letter and the Investor shall accordingly have no claim in respect of any of the Richwise Warranties in relation to any fact or matter so disclosed.

7.3	Warranties repeated

(A)
Each of the Warranties is given on the date of this Agreement on the basis that it is true and accurate as of the date of the Agreement. Each of the Warranties is given on the basis that it will remain true and accurate in all respects up to and including Completion, and the Company and the Founder Shareholder undertake to forthwith disclose in writing to the Investor any matter or thing which may arise or become known to the Company and the Founder Shareholder after the date of this Agreement and before Completion which is inconsistent with any of the Warranties.

(B)
Each of the Richwise Warranties is given on the date of this Agreement on the basis that it is true and accurate as of the date of the Agreement. Each of the Richwise Warranties is given on the basis that it will remain true and accurate in all respects up to and including Completion, and Richwise and the Indemnifier undertake to forthwith disclose in writing to the Investor any matter or thing which may arise or become known to Richwise and the Indemnifier after the date of this Agreement and before Completion which is inconsistent with any of the Richwise Warranties.

7.4	Consequences of breach

(A)
In the event of it becoming apparent on or before Completion that the Company or the Founder Shareholder are in material breach of any of the Warranties or any other term of this Agreement, the Investor may at its option:

(1)	rescind this Agreement by notice in writing to the other Parties; or

(2)	proceed to Completion but without prejudice to their right to claim for breach of this Agreement or the Warranties.

(B)
In the event of it becoming apparent on or before Completion that Richwise or the Indemnifier are in material breach of any of the Richwise Warranties or any other term of this Agreement, the Investor may at its option:

(1)	rescind this Agreement by notice in writing to the other Parties; or

(2)	proceed to Completion but without prejudice to their right to claim for breach of this Agreement or the Richwise Warranties.

7.5	Warranties by Investor

The Investor warrants to each of the Selling Shareholders as follows:-

(A)	the Investor is validly incorporated, in existence and duly registered under the laws of the jurisdiction of its incorporation;

(B)	the Investor has the requisite power and authority to enter into and perform this Agreement;

(C)	this Agreement constitutes and will, when executed, constitute binding obligations of the Investor in accordance with its respective terms;

(D)
no order has been made and no resolution has been passed for the winding up of the Investor or for a provisional liquidator to be appointed in respect of it and no petition has been presented and no meeting has been convened for the purposes of winding up the Investor;

(E)	no administration order has been made and no petition has been presented and no other action for such an order has been taken in respect of the Investor;

(F)	no receiver (which expression shall include an administrative receiver) has been appointed in respect of the Investor;

(G)	the Investor is not insolvent or unable to pay its debts and has not stopped paying its debts as they fall due; and

(H)	the execution and delivery of, and the performance by the Investor of its obligations under, this Agreement will not:

(1)	be or result in a breach of any provision of the memorandum or articles of association of the Investor;

(2)
be or result in a breach of, or constitute a default under, any instrument to which the Investor is a party or by which the Investor is bound and which is material in the context of the transactions contemplated by this Agreement;

(3)
be or result in a breach of any order, judgment or decree of any court or governmental agency to which the Investor is a party or by which the Investor is bound and which is material in the context of the transactions contemplated by this Agreement; or

(4)
require the Investor to obtain any consent or approval of, or give any notice to or make any registration with, any governmental or other authority which has not been obtained or made at the date hereof both on an unconditional basis and on a basis which cannot be revoked (save pursuant to any legal or regulatory entitlement to revoke the same other than by reason of any misrepresentation or misstatement).

Each of the foregoing warranties given by the Investor (“Investor’s Warranties”) is given on the basis that it will remain true and accurate in all respects up to and including Completion and the Investor undertakes to forthwith disclose in writing to the Selling Shareholders any matter or thing which may arise or become known to the Investor after the date of this Agreement and before Completion which is inconsistent with any of the investor’s Warranties.

7.6	Breach of warranties

In the event of it becoming apparent on or before Completion that the Investor is in material breach of any of the Investor’s Warranties or any other term of this Agreement the Selling Shareholders may at their option either:

(A)	rescind this Agreement by notice in writing to the Investor; or

(B)	proceed to Completion but without prejudice to their right to claim for breach of this Agreement or the Investor’s Warranties.

8.	Indemnification

8.1	Indemnification

(A)
The Company and Founder Shareholder on a joint and several basis hereby agree to indemnify, defend and hold harmless the Investor, its Affiliates and their respective successors and assigns, representatives, directors, officers, members, partners, employees and agents (individually, an “Indemnified Party” and, collectively, the “Indemnified Parties”) from and against all and any losses, asserted against, imposed upon or incurred by any Indemnified Party by reason of or resulting from a breach of the Warranties or this Agreement by the Company or the Founder Shareholder (a “Company Indemnified Event”).

(B)
Richwise and the Indemnifier, on a joint and several basis hereby agree to indemnify, defend and hold harmless the Indemnified Parties from and against all and any losses, asserted against, imposed upon or incurred by any Indemnified Party by reason of or resulting from a breach of the Richwise Warranties or this Agreement by Richwise (a “Richwise Indemnified Event”).

8.2	Defined terms

For the purposes of this clause 8:

(A)	the Company, the Founder Shareholder, Richwise and the Indemnifier are referred to as the “Indemnifying Parties”; and

(B)	a Company Indemnified Event and a Richwise Indemnified Event shall are collectively referred to as an “Indemnified Event”.

8.3	Indemnification Procedures

(A)
If any Indemnified Party is entitled to indemnification hereunder, such Indemnified Party shall give notice (an “Indemnity Notice”) to the relevant Indemnifying Parties of any claim or of the commencement of any action or proceeding against such Indemnified Parties brought by any third party with respect to which such Indemnified Party seeks indemnification pursuant hereto as soon as practical following the time at which the Investor discovers such claim; provided, however, that any delay to so notify the Indemnifying Parties shall not relieve the Indemnifying Parties from any obligation or liability.

(B)
Such Indemnifying Parties shall have the right, exercisable by giving written notice to an Indemnified Party within thirty (30) days after the receipt of an Indemnity Notice from such Indemnified Party of such claim, Action or Proceeding to assume, at the expense of such Indemnifying Parties, the defense of any such claim, action or proceeding with counsel reasonably satisfactory to such Indemnified Party.

(C)
The Indemnified Party shall have the right to control the defense or settlement of that portion of any claim which seeks an order, injunction or other equitable relief against the Indemnified Party which, if successful, could materially interfere with the business, operations, assets, financial condition or prospects of the Indemnified Party.

(D)
After notice from such Indemnifying Parties to the Indemnified Party of its election to assume the defense of such claim, action or proceeding, none of such Indemnifying Parties shall be liable to the Indemnified Party for any legal or other expenses subsequently incurred by the Indemnified Party in connection with the defense thereof other than reasonable costs of investigation; provided that the Indemnified Party shall have the right to employ separate counsel to represent the Indemnified Party which may be subject to liability arising out of any claim in respect of which indemnity may be sought by the Indemnified Party against such Indemnifying Parties, but the fees and expenses of such counsel shall be for the account of such Indemnified Party unless (i) such Indemnifying Parties and the Indemnified Party shall have mutually agreed to the retention of such counsel or (ii) in the reasonable opinion of counsel to such Indemnified Party, representation of both parties by the same counsel would be inappropriate due to actual or potential conflicts of interest between them, it being understood, however, that such Indemnifying Parties shall not, in connection with any one such claim, action or proceeding but substantially similar or related claims, action or proceeding in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the fees and expenses of more than one separate firm of attorneys (together with appropriate local counsel) at any time for all Indemnified Parties.

(E)
None of such Indemnifying Parties shall consent to entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by claimant or plaintiff to such Indemnified Party or Parties of a release from all liability in respect of such claim, action or proceeding.

9.	Selling Shareholders’ Protection

The provisions of schedule 8 shall apply.

10.	Covenants to the Investor

10.1	Use of Company’s Name and Logo

The Company hereby grants the Investor and its Affiliates permission to use the Company’s name and logo in its or its Affiliate’s marketing materials. The Investor or its Affiliate, as applicable, shall include a trademark attribution notice giving notice of the Company’s ownership of its trademarks, trade name or brand, as applicable, in the marketing materials in which the Company’s name and logo appear.

10.2	OFAC Use of Proceeds Covenant

Each Selling Shareholder hereby covenants that it will not take any action with respect to the use of the proceeds of sale of the Sale Shares pursuant to this Agreement that would result in a violation by any person investing or participating in the sale of the Sale Shares of any regulation or statute administered by the Office of Foreign Assets Control of the United States Treasury Department (“U.S. Economic Sanctions”), including, without limitation, using the proceeds of the Sale Shares to fund, directly or indirectly, any business activities with, or for the benefit of, a government, national, resident or legal entity of Cuba, Sudan, Iran, Myanmar, or any other country with respect to which U.S. persons, as defined in U.S. Economic Sanctions, are prohibited from doing business.

11.	Confidentiality

11.1	Confidentiality

Subject to clause 11.2 and to clause 12, each Party:-

(A)
shall treat as strictly confidential the provisions of this Agreement and the process of their negotiation and all information about the other Party obtained or received by it as a result of negotiating, entering into or performing its obligations under this Agreement (“Confidential Information”); and

(B)
shall not, except with the prior written consent of each other Party (which shall not be unreasonably withheld or delayed), make use of (save for the purposes of performing its obligations under this Agreement) or disclose to any person any Confidential Information.

11.2	Permitted disclosure or use

Clause 11.1 shall not apply if and to the extent that the Party or its Affiliates disclosing Confidential Information can demonstrate that:

(A)
such disclosure by such Party and/or its Affiliates is required by law or is required or requested by any supervisory, regulatory or governmental body having jurisdiction over it (including but not limited to the Securities and Futures Commission, the Hong Kong Stock Exchange) and whether or not the requirement or request has the force of law; or

(B)	such disclosure by such Party and/or its Affiliates is to its professional advisers in relation to the negotiation, entry into or performance of this Agreement or any matter arising out of the same;

(C)	in the case of the Investor, such disclosure is to its Affiliates and its and their respective directors, officers, employees, agents and advisers and any investor or fund manager of the Investor;

(D)	such disclosure is required to facilitate the Listing Process and to be made pursuant to clause 5.1;

(E)	such disclosure is required and necessary for the satisfaction of any of the Conditions;

(F)
in the case of a disclosure or use, the Confidential Information concerned was lawfully in its possession (as evidenced by written records) prior to its being obtained or received as described in clause 11.1(A); or

(G)
in the case of a disclosure or use, the Confidential Information concerned has come into the public domain other than through its fault or the fault of any person to whom such Confidential Information has been disclosed in accordance with clause 11.1(B).

11.3	Continuance of restrictions

The restrictions contained in this clause 11 shall survive Completion and shall continue without limit of time.

11.4	Privilege

Where any confidential information is also privileged, the waiver of such privilege is limited to the purposes of this Agreement and does not, and is not intended to, result in any wider waiver of the privilege. Any Party in possession of any confidential information relating to any other Party (a “privilege holder”) shall take all reasonable steps to protect the privilege of the privilege holder therein and shall inform the privilege holder if any step is taken by any other person to obtain any of its privileged confidential information.

12.	Announcements

12.1	Restrictions

Subject to clause 12.2, and whether or not any restriction contained in clause 11 applies, no Party shall make any announcement, (including, without limitation any communication to the public or to all or any of the employees of the Company) concerning the provisions or subject matter of this Agreement or containing any information about any other Party without the prior written approval of all the other Parties (which shall not be unreasonably withheld or delayed) nor shall any Party use the name of Goldman, Sachs & Co., or any Affiliate of the Investor without obtaining in each instance the prior written consent of Investor.

12.2	Permitted announcements

Clause 12.1 shall not apply if and to the extent that such announcement is required for the Party and/or its Affiliates by law or by any supervisory, regulatory or governmental body having jurisdiction over it or in connection with the Listing Process or in the case of the Investor and/or its Affiliates to its Affiliates and its and their respective directors, officers, employees, agents and advisers and its investors and/or fund managers and whether or not the requirement has the force of law and provided that any such announcement shall be made only after consultation with the other parties.

12.3	Continuance of restrictions

The restrictions contained in this clause 12 shall survive Completion and shall continue without limit of time.

13.	Provisions relating to this Agreement

13.1	Successors and assigns

This Agreement shall be binding upon and enure for the benefit of the successors of the parties but shall not be assignable, except for an assignment by the Investor to any of its Affiliates. Any purported assignment, except for an assignment by the Investor to any of its Affiliates, shall be void.

13.2	Whole agreement

This Agreement, together with any documents referred to in it, constitutes the whole agreement between the parties relating to its subject matter and supersedes and extinguishes any prior drafts, agreements, and undertakings, whether in writing or oral, relating to such subject matter.

13.3	Agreement survives Completion

The Warranties, the Richwise Warranties and all other provisions of this Agreement, in so far as the same shall not have been performed at Completion, shall remain in full force and effect notwithstanding Completion.

13.4	Rights cumulative and other matters

(A)	The rights, powers, privileges and remedies provided in this Agreement are cumulative and are not exclusive of any rights, powers, privileges or remedies provided by law or otherwise.

(B)
No single or partial exercise of any right, power, privilege or remedy under this Agreement shall prevent any further or other exercise thereof or the exercise of any other right, power, privilege or remedy.

13.5	Invalidity

If any provision of this Agreement shall be held to be illegal, void, invalid or unenforceable under the laws of any jurisdiction, the legality, validity and enforceability of the remainder of this Agreement in that jurisdiction shall not be affected, and the legality, validity and enforceability of the whole of this Agreement in any other jurisdiction shall not be affected.

13.6	Severability

The provisions contained in each clause and/or sub-clause of this Agreement shall be enforceable independently of the others and the invalidity of any one provision shall not affect the validity of the others.

13.7	Variation

No variation of this Agreement shall be binding on any Party unless and to the extent that the same is recorded in a written agreement duly entered into by all Parties.

13.8	Counterparts

This Agreement may be executed in any number of counterparts, which shall together constitute one Agreement. Any Party may enter into this Agreement by signing any such counterpart.

13.9	Costs

Save as otherwise expressly provided herein, each Party shall bear its own costs arising out of or in connection with the preparation, negotiation and implementation of this Agreement.

13.10	Notices

(A)
Any notice or other communication required to be given under this Agreement or in connection with the matters contemplated by it shall, except where otherwise specifically provided, be in writing in the English language and shall be addressed as provided in clause 13.10(B) and may be:

(1)	personally delivered, in which case it shall be deemed to have been given upon delivery at the relevant address; or

(2)	if within Hong Kong, sent by pre-paid post, in which case it shall be deemed to have been given two Business Days after the date of posting; or

(3)
if from or to any place outside Hong Kong, sent by pre-paid airmail or by air courier, in which case it shall be deemed to have been given seven Business Days after the date of posting in the case of airmail or two Business Days after delivery to the courier in the case of air courier; or

(4)
sent by fax, in which case it shall be deemed to have been given when despatched, subject to confirmation of uninterrupted transmission by a transmission report provided that any notice despatched by fax after 17.00 hours (at the place where such fax is to be received) on any day shall be deemed to have been received at 08.00 on the next Business Day.

(B)	The addresses and other details of the parties referred to in clause 13.8(A) are, subject to clause 13.8(D):

For the Selling Shareholders:

Name:	Mr Lin Shuipan

Address:	Xidelong Industrial Zone
Wudi, Chendai
Jinjiang
Fujian Province
China

Fax number:	(86) 595 8206 9999

Name:	Richwise International Investment Group Ltd

For the attention of:	Dr Kenry Shi

Address:	2/F, Eton Tower
8 Hysan Avenue
Causeway Bay
Hong Kong.

Fax number:	(852) 2526 2066

For the Investor:

Name:	Elevatech Limited

For the attention of:	Raymond Chow / Wendy Koh

Address:	c/o Goldman Sachs (Asia) L.L.C.
68/F, Cheung Kong Center
2 Queen’s Road Central
Hong Kong

Fax number:	+852 2233 5619

(C)	In proving service of any notice it shall be sufficient to prove:

(1)	in the case of a notice sent by post that such notice was properly addressed, stamped and placed in the post;

(2)	in the case of a notice personally delivered that it was declined to or left at the specified address;

(3)	in the case of a notice sent by fax that it was duly despatched to the specified number as confirmed by a transmission report; and

(4)	in the case of a notice sent by air courier that it was delivered to a representative of the courier.

(D)
Any Party may notify the other parties of any change to its address or other details specified in clause 13.8(B) provided that such notification shall only be effective on the date specified in such notice or five Business Days after the notice is given, whichever is later.

14.	Waiver

14.1	Failure by any Party at any time or times to require performance of any provision of this Agreement shall in no manner affect his right to enforce such provision at a later time.

14.2
No waiver by any Party of any condition or the breach of any term, covenant, representation or warranty contained in this Agreement (whether by conduct or otherwise) shall be deemed to be, or construed as, a further or continuing waiver of any such condition or breach or a waiver of any other condition or be deemed to be, or construed as, the breach of, or a waiver of, any other term, covenant, representation or warranty contained in this Agreement.

15.	Law and Jurisdiction

15.1	Hong Kong Law

This Agreement shall be governed by, and construed in accordance with, the laws of Hong Kong.

15.2	Dispute Resolution

(A)
Any dispute, controversy or claim arising out of or relating to this Agreement, or the breach, termination or invalidity thereof, shall be settled by arbitration in Hong Kong under the UNCITRAL Arbitration Rules in accordance with the Hong Kong International Arbitration Centre (HKIAC) Procedures for the Administration of International Arbitration in force at the date of this Agreement. The HKIAC shall be the arbitration commission.

(B)
The seat of the arbitration shall be Hong Kong and the arbitration shall take place at the HKIAC. The appointing authority shall be the HKIAC. There shall be three arbitrators, one of whom shall be nominated by the Investor, one of whom shall be jointly nominated by the other Parties to the arbitration and one of whom shall be nominated by the HKIAC, who shall act as the chairman of the tribunal. The award shall be given by majority decision. If there be no majority, the award shall be made by the Chairman of the tribunal alone.

(C)	The language to be used in the arbitral proceedings shall be English.

(D)
By agreeing to arbitration pursuant to this clause, the parties waive irrevocably their right to any form of appeal, review or recourse to any state court of other judicial authority, insofar as such waiver may validly be made.

(E)
Any Party shall have the right to seek interim injunctive relief from a court of competent jurisdiction, both before and after the arbitrators have been appointed, at any time up until the arbitrators have made their final award.

AS WITNESS the hands of the duly authorised representatives of the parties on the date first before written.

SIGNED by Mr Lin Shuipan	)
SIGNED by Dr Kenry Shi duly authorised for and on behalf of Richwise International Investment Group Limited	) ) ) )

SIGNED by Dr. Kenry Shi	)

SIGNED by Mr Kevin Zhang duly authorised for and on behalf of the Elevatech Limited	) ) )

SIGNED by Mr Lin Shuipan duly authorised for and on behalf of Xdlong International Company Limited	) ) ) )